                                               Filed Pursuant to Rule 424(b)(2)
                            Registration Nos. 033-4479, 033-52771 and 333-83796
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 2001)

                               3,302,914 SHARES

                                 [LOGO OF OLIN]

                                 COMMON STOCK

                               -----------------


OLIN CORPORATION IS SELLING 3,302,914 SHARES OF ITS COMMON STOCK.

                               -----------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE, CHICAGO STOCK EXCHANGE AND PACIFIC EXCHANGE UNDER THE SYMBOL "OLN." ON MARCH 5, 2002, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $18.20 PER SHARE.


                               -----------------


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.


                               -----------------

                             PRICE $17.50 A SHARE

                               -----------------

                                                UNDERWRITING
                                     PRICE TO   DISCOUNTS AND PROCEEDS TO
                                      PUBLIC     COMMISSIONS     OLIN
                                    ----------- ------------- -----------
PER SHARE.........................   $17.50        $.50        $17.00
TOTAL............................. $57,800,995  $1,651,457   $56,149,538

                               -----------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK TO PURCHASERS ON MARCH 11, 2002.

                               -----------------

                                MORGAN STANLEY

MARCH 6, 2002

                               TABLE OF CONTENTS

           PROSPECTUS SUPPLEMENT
                                             PAGE
                                             ----
Important Notice About Information in this
  Prospectus Supplement and the
  Accompanying Prospectus...................  S-1
Forward-Looking Statements..................  S-2
Prospectus Supplement Summary...............  S-3
Risk Factors................................  S-5
Use of Proceeds.............................  S-9
Dividend Policy.............................  S-9
Certain United States Federal and Estate Tax
  Considerations for Non-United States
  Holders of Common Stock................... S-10
Underwriting................................ S-14
Legal Matters............................... S-16
Experts..................................... S-16
Incorporation of Certain Documents By
  Reference................................. S-16

             PROSPECTUS
                                             PAGE
                                             ----
Available Information ......................    1
Incorporation of Certain Documents By
  Reference ................................    1
Olin Corporation ...........................    2
Use of Proceeds ............................    2
Description of Debt Securities .............    2
Description of Capital Stock ...............   12
Description of Securities Warrants .........   19
Plan of Distribution .......................   20
Legal Matters ..............................   21
Experts ....................................   21

                                 -------------

                  IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus.

   IF THE DESCRIPTION OF THIS OFFERING VARIES BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of shares of our common stock in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date later than March 6, 2002.

   The names of our principal products used in this prospectus, including Winchester(R), are our registered trademarks. Names of companies and associations used in this prospectus are trademarks or trade names of those respective organizations.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.


   We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "will," "estimate" and variations of such words and similar expressions in this prospectus to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

   The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

   . general economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the markets served by us, such as automotive, electronics, coinage, telecommunications, ammunition and housing;

   .   the cyclical nature of our operating results;

   . competitive pressures affecting selling prices and volumes, particularly changes in electrochemical unit, which we refer to as an ECU, prices from expected levels;

   . the supply/demand balance for our products, including the impact of excess industry capacity;

   . the occurrence of unexpected manufacturing interruptions/outages, including those occurring as a result of production hazards;

   .   efficacy of new technologies;

   .   loss of key customers or suppliers;

   . acceleration or expansion of backward integration by current and potential customers;

   .   higher-than-expected raw material and utility costs;

   .   higher-than-expected transportation and/or logistics costs;

   .   failure to achieve targeted cost reduction programs;

   .   environmental costs and other expenditures in excess of those projected;

   .   changes in laws and regulations inside or outside the United States;

   .   higher than expected interest rates; and

   . the occurrence of extraordinary events, such as the attacks on the World Trade Center and The Pentagon that occurred on September 11, 2001.

   All of our forward-looking statements should be considered in light of these factors. For more information about such factors and risks, see "Risk Factors" and our annual report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus supplement.

                         PROSPECTUS SUPPLEMENT SUMMARY

   THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE INDICATES, REFERENCES IN THIS PROSPECTUS TO "WE," "US" AND "OUR" REFER TO OLIN CORPORATION AND ITS DIRECT AND INDIRECT SUBSIDIARIES.

                               OLIN CORPORATION

   We are a Virginia corporation, incorporated in 1892, having our principal executive offices in Norwalk, Connecticut. We are a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals and Winchester(R).

   Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Metals products include copper and copper alloy sheet, strip and foil, welded tube, fabricated parts, metal packages and stainless steel strip. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

                               -----------------

   Our principal executive offices are located at 501 Merritt 7, Norwalk, Connecticut 06856-4500. Our telephone number, at that location, is (203) 750-3000.

                              RECENT DEVELOPMENTS

   Business conditions in many of our downstream markets generally remain depressed, but there are a few early signs of recovery. Based on normal seasonal factors affecting Chlor Alkali Products and Winchester and the expected modest improvement in the economy, we anticipate improvement in our quarterly operating results as the year progresses. In 2002, interest expense will be higher than it was in 2001 due to the issuance of our $200 million 9.125% Senior Notes due 2011 in December 2001, offset in part by the income from the temporary investment of funds to be used to retire our $100 million 8% notes maturing in June 2002.

   In the first quarter of 2002, we expect that the continued soft economy will adversely affect our chlorine and caustic soda pricing resulting in a further decrease in our ECU prices from 2001 fourth quarter levels. The recent improvement in ethylene dichloride, a precursor for polyvinyl chloride, a plastic used in applications such as vinyl siding, plumbing and automotive parts, pricing and volumes to the Asian markets may lead to higher chlorine prices. This has resulted in some tightness in the chlorine market as production remains constrained by the low demand for caustic soda. In Metals, we estimate that in the first quarter overall demand from our customers will not improve appreciably. There are some signs of improvement, but at this point they are not definitive enough to raise our forecasts for the quarter. For the first quarter of 2002, Winchester's sales and operating results will likely decrease modestly from their fourth quarter 2001 levels due to normal seasonal factors.

                                 RISK FACTORS

   Investing in our common stock involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-5 of this prospectus supplement as well as all other information included in this prospectus, including the documents incorporated by reference in this prospectus.

                                 THE OFFERING


Common stock offered by us................  3,302,914 shares

Common stock to be outstanding
 after this offering......................  46,782,720 shares

Use of proceeds...........................  The net proceeds from this offering will provide liquidity and financial flexibility and strengthen
                                            our financial position. The net proceeds will be
                                            available for general corporate purposes and
                                            management will have broad discretion in the
                                            allocation of such proceeds.

New York Stock Exchange,
  Chicago Stock Exchange and
  Pacific Exchange symbol.................  OLN

   The number of shares of our common stock to be outstanding after this offering is based on 43,479,806 shares outstanding as of February 28, 2002, and excludes:

   . 6,244,848 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $20.20 per share; and

   . 8,017,477 shares of common stock reserved for issuance under stock option plans.

   The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

                                 RISK FACTORS

   You should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus before investing in our common stock. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

SENSITIVITY TO GLOBAL ECONOMIC CONDITIONS AND CYCLICALITY--OUR OPERATING RESULTS COULD BE NEGATIVELY AFFECTED DURING ECONOMIC DOWNTURNS.

   The business of most of our customers, particularly our automotive, coinage, electrical connectors, telecommunications and distributor customers, are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in our customers' markets or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations or financial condition. As a result of the depressed economic conditions beginning in the fourth quarter of 2000 and continuing throughout 2001 and into 2002, our vinyls, urethanes and pulp and paper customers have had lower demand for our Chlor Alkali Products, our automotive, coinage, electrical connectors, telecommunications and housing customers have had lower demand for our Metals products and our ammunition customers have had lower demand for our Winchester products. Lower demand in all three of our business segments has adversely affected our business and results of operations. Specifically, cutbacks in production of automobiles and the further slowdown in the coinage and telecommunications markets have adversely affected our results of operations in our Metals segment.

   Although we don't generally sell a large percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond the United States. Our customers sell their products abroad. As a result, our business is affected by general economic conditions and other factors in Western Europe and most of East Asia, particularly China and Japan, including fluctuations in interest rates, market demand, labor costs and other factors beyond our control. The demand for our customers' products, and therefore, our products, is directly affected by such fluctuations. Our joint venture, Yamaha-Olin Metal Corporation, located in Japan, is particularly susceptible to these fluctuations. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as a further downturn in the Western European, Asian or world economies, increases in interest rates, unfavorable currency fluctuations or a prolonged slowdown in the automotive, coinage, electrical connectors or telecommunications industries.

CYCLICAL PRICING PRESSURE--OUR PROFITABILITY COULD BE REDUCED BY DECLINES IN AVERAGE SELLING PRICES IN THE INDUSTRIES IN WHICH WE OPERATE, PARTICULARLY DECLINES IN THE ECU NETBACK PRICE.

   Our historical operating results reflect the cyclical and sometimes volatile nature of the chemical, metals and ammunition industries. We experience cycles of fluctuating supply and demand in each of our business segments, particularly in the Chlor Alkali Products segment, which results in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increased capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. The industry build cycle, and its impact on industry pricing, has been most pronounced in our Chlor Alkali Products segment. For example, in 1995 and 1996, the chlor alkali industry was very profitable due to a tight supply/demand balance, which resulted in both higher operating rates and higher ECU prices. Higher profits led to reinvestment to expand capacity. This new capacity became operational in 1998 and 1999, resulting in industry over-capacity. This imbalance was exacerbated by falling demand as a result of the Asian financial crisis. The supply/demand imbalance resulted in both lower operating rates and lower ECU prices, and in 1999, many chlor alkali producers had operating losses. The supply/demand balance improved due to improved economic conditions in 2000 compared to 1999, and ECU prices increased in 2000 compared to 1999. As the U.S. and world economies deteriorated in 2001 and early 2002, the chlor alkali industry again is experiencing a period of oversupply because of lower industry demand for both chlorine and caustic.

   Price in the chlor alkali industry is a major supplier selection criterion. We have little or no ability to raise prices in this large commodity market. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. For example, assuming all other costs remain constant, a $10 change in our ECU netback causes a corresponding $11 million increase or decrease in our annual revenues and pre-tax profits, when we are operating at full capacity. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products, and by controlling selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of changes in pricing on operating results.

   Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results. We cannot assure you that the chlor alkali industry will not experience adverse trends in the future, or that our operating results and/or financial condition will not be adversely affected by them.

   Our Metals and Winchester segments are also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than the Chlor Alkali Products segment. We generally pass changes in prices for copper and other metals along to our customers as part of the negotiated price of the finished product in most of our Metals segment product lines. However, our Metals segment experiences manufacturing or pricing pressure with respect to its tolling charges, and we cannot assure you that adverse trends in pricing and margins will not affect operating results in the future. Similarly, selling prices of ammunition are affected by changes in raw material costs and market demand, and declines in average selling prices of our Winchester segment could adversely affect our profitability.

INDEBTEDNESS--OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION, LIMIT OUR ABILITY TO GROW AND COMPETE AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR INDEBTEDNESS.

   As of December 31, 2001, we had approximately $431 million of indebtedness outstanding, excluding our guarantee of $97.5 million of indebtedness of our Sunbelt joint venture. This does not include the $190 million of available lines of credit on which we had nothing outstanding on that date. As of December 31, 2001, our indebtedness represented 61.4% of our total capitalization. On January 3, 2002, we entered into a new $140 million three-year revolving senior credit facility which we refer to as our senior credit facility. Our senior credit facility replaced the $190 million of credit facilities available on December 31, 2001. As of March 1, 2002, we had $140 million of availability under our senior credit facility.

   Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness. Despite our level of indebtedness, our senior credit facility and the indenture governing our 9.125% Senior Notes due 2011 permit us to borrow additional money. If we borrow more money, as we intend to do in order to grow our business, the risks related to our indebtedness could be increased significantly.

DEBT SERVICE--WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH TO SERVICE OUR DEBT, WHICH MAY REQUIRE US TO REFINANCE OUR INDEBTEDNESS OR DEFAULT ON OUR SCHEDULED DEBT PAYMENTS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

   Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. We cannot assure you that our business will generate sufficient cash flow from operations. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2001, incorporated by reference in this prospectus supplement.

IMBALANCE IN DEMAND FOR OUR CHLOR ALKALI PRODUCTS--A LOSS OF CUSTOMERS FOR OUR CHLORINE OR CAUSTIC SODA COULD CAUSE AN IMBALANCE IN DEMAND FOR THESE PRODUCTS, WHICH COULD HAVE AN ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS.

   Chlorine and caustic soda are produced simultaneously, and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a chlorine or caustic soda customer could cause an imbalance in demand for our chlorine and caustic soda products. An imbalance in demand may require us to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since we cannot store chlorine we may not be able to respond to an imbalance in demand for these products as quickly or efficiently as some of our competitors. If a substantial imbalance occurred, we would need to reduce prices or take other actions that could have a negative impact on our results of operations and financial condition.

COMPETITION--WE FACE COMPETITION FROM OTHER CHEMICAL, BRASS AND AMMUNITION COMPANIES, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND FINANCIAL CONDITION.

   We are in active competition with companies producing the same or similar products, as well as, in some instances, with companies producing different products designed for the same uses. With respect to certain product groups, such as ammunition and copper alloys, and with respect to certain chlor alkali products, we are among the largest manufacturers or distributors in the United States. We encounter competition in price, delivery, service, performance, product innovation, and product recognition and quality, depending on the product involved. With respect to certain products, some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, these competitors may be better able to withstand a change in conditions within the industries in which we operate and throughout the economy as a whole. If we do not compete successfully, our business, financial condition and results of operations could be adversely affected.

ENVIRONMENTAL COSTS--WE HAVE ONGOING ENVIRONMENTAL COSTS, WHICH COULD ALSO HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

   The nature of our operations and products, including the raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental matters. We have incurred, and will continue to incur, significant costs and capital expenditures in complying with these environmental laws and regulations.

   The ultimate costs and timing of environmental liabilities are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims, as a result of past or future violations of, or liabilities under, environmental laws. In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2001, incorporated by reference in this prospectus supplement.

PRODUCTION HAZARDS--OUR FACILITIES ARE SUBJECT TO OPERATING HAZARDS, WHICH MAY DISRUPT OUR BUSINESS.

   We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

TAX AUDITS--WE ARE CURRENTLY SUBJECT TO ONGOING TAX AUDITS, WHICH MAY RESULT IN ADDITIONAL TAX PAYMENTS.

   We are currently subject to ongoing audits by the Internal Revenue Service in connection with our Federal tax returns for the years from 1992 to 2000; however, we have closed all tax years through 1991. Depending on the outcome of these audits, we may be required to pay additional taxes, and any additional taxes and related interest could be substantial. We have reserved amounts which we believe will be sufficient for any adverse outcome, but the actual amount of any such additional taxes and the timing of any such payments is uncertain.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

   If our existing shareholders sell a large number of shares of our common stock or the public market perceives that existing shareholders might sell shares of common stock, the market price of our common stock could decline significantly. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by an "affiliate" as that term is defined in Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The outstanding shares subject to lock-up agreements between our directors and executive officers and the underwriter may be sold 90 days after the date of this offering.

OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, WHICH COULD RESULT IN LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING. INVESTORS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE.

   The trading price of our common stock has been, and may continue to be, volatile. The stock market in general and the market for companies with significant sales to clients in cyclical industries, such as chemicals, have experienced volatility. Many factors contribute to this volatility, including, but not limited to:

   .   variations in our results of operations;
   .   perceptions about market conditions in the industries we serve; and
   .   general market conditions.

   This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to operating performance. Such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of our common stock.

                                USE OF PROCEEDS

   We estimate that the net proceeds of this offering will be approximately $55.9 million, after deducting the underwriting discount and estimated offering expenses payable by us. The net proceeds from this offering will provide liquidity and financial flexibility and strengthen our financial position. The net proceeds will be available for general corporate purposes and management will have broad discretion in the allocation of such proceeds.

                                DIVIDEND POLICY

   Since the second quarter of 1999, we have paid quarterly dividends of $0.20 per share. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial condition, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

           CERTAIN UNITED STATES FEDERAL AND ESTATE TAX CONSIDERATIONS
                 FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

GENERAL

   This section summarizes the material U.S. tax consequences to a holder of shares that is a "Non-U.S. Holder" (as defined below). It represents the views of our tax counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

   . The discussion only covers you if you hold your shares as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

   . The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of shares. We suggest that you consult your tax advisor about the consequences of holding shares in your particular situation.

   . The discussion is based on current law. Changes in the law may change the tax treatment of the shares.

   .   The discussion does not cover state, local or foreign law.

   . We have not requested a ruling from the IRS on the tax consequences of owning the shares. As a result, the IRS could disagree with portions of this discussion.

IF YOU ARE CONSIDERING BUYING SHARES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE SHARES IN YOUR PARTICULAR SITUATION.

   For the purposes of this discussion, a "Non-U.S. Holder" is:

   .   an individual that is a nonresident alien;

   . a corporation--or entity taxable as a corporation for U.S. federal income tax purposes--created under non-U.S. law; or

   . an estate or trust that is not taxable in the U.S. on its worldwide income.

   If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares, we suggest that you consult your tax advisor.

WITHHOLDING TAXES IN GENERAL

   Unless an exception applies, all dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30%. These taxes will be withheld either by the paying agent or by the bank, broker, or other intermediary through which you hold your shares.

   In general, the entire dividend we pay is subject to withholding tax. However, special rules apply if we pay a dividend that is greater than our current or accumulated "earnings and profits" as calculated for U.S. federal income tax purposes. In that case, either:

   . We (or the intermediary) may elect to withhold only on the portion of the dividend that is out of our earnings and profits. In this case, the remainder of the dividend would not be subject to withholding tax.

   . We (or the intermediary) may withhold on the entire dividend. In that case, you would be entitled to obtain a refund from the IRS for the withholding tax on the portion of the dividend that exceeds our earnings and profits.

EXCEPTIONS TO 30% WITHHOLDING TAXES

   You may be entitled to a reduced rate of withholding taxes--or exemption from withholding taxes--if you are eligible for a tax treaty between the United States and your country of residence. The particular withholding tax rate that would apply to you depends on your tax status and on the particular tax treaty. However, the rate under most treaties is 15% for a typical portfolio investor.

   To be eligible for a tax treaty, you generally must meet each of the following requirements:

   . You are the beneficial owner of the shares. That is, you are not holding the shares on behalf of someone else.

   . You are a resident of the tax treaty jurisdiction and you satisfy all the other requirements in the treaty.

   .   You comply with the documentation requirements discussed below.

   . If you are treated as a partnership or other pass-through entity either for U.S. federal income tax purposes or under the tax laws of the treaty jurisdiction, you must satisfy additional requirements.

   In order to comply with the documentation requirements to claim tax treaty benefits, you must satisfy one of the following conditions. These conditions have been significantly changed for dividends paid on or after January 1, 2001.

   . You complete Form W-8BEN and provide it to the intermediary. The Form W-8BEN must contain your name and address, and you must fill out Part II of the form to state your claim for treaty benefits. As long as the shares remain actively traded, you are not required to obtain a Taxpayer Identification Number to claim treaty benefits.

   . You hold your shares directly through a "qualified intermediary." In this case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for treaty benefits. A qualified intermediary is an intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

   . In some limited circumstances, you may be permitted to provide documentary evidence in lieu of Form W-8BEN even if you hold your shares through an intermediary that is not a qualified intermediary.

   Alternatively, dividends paid to you will be exempt from U.S. withholding tax if the dividend income is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must generally complete Form W-8ECI.

   Even if you meet one of the above requirements, you will not be entitled to the reduction in--or exemption from--withholding tax on dividends paid to you under any of the following circumstances:

   . The withholding agent or an intermediary knows or has reason to know that you are not entitled to the reduction in rate or the exemption from withholding tax. Specific rules apply for this test.

   . The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

   . An intermediary through which you hold the shares fails to comply with the necessary procedures. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the shares. However, if you hold your shares through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the shares--the qualified intermediary will not generally forward this information to the withholding agent.

   The amount of dividends paid to you, and the amount withheld from the dividends, will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your shares directly through a qualified intermediary and the applicable procedures are complied with.

   The rules regarding withholding are complex, vary depending on your individual situation, and are subject to change. In addition, special rules apply to certain types of non-U.S. holders of shares, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

SALE OF SHARES

   If you sell a share, you will not be subject to federal income tax on any gain unless one of the following applies:

   . The gain is effectively connected with a trade or business that you conduct in the U.S.

   . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the share, and certain other conditions are satisfied.

   . You own more then five percent of our common stock and we are or have been a U.S. real property holding company at any time within the five year period preceding the sale or within the period during which you have held your stock, whichever is shorter. However, we do not believe that we are and we do not anticipate becoming a U.S. real property holding company.

U.S. TRADE OR BUSINESS

   If you hold your shares in connection with a trade or business that you are conducting in the U.S.:

   . Any dividends on the shares, and any gain from disposing of the shares, generally will be subject to income tax at the usual U.S. rates applicable to U.S. persons.

   . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the shares. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

   If you are an individual, your shares will be subject to U.S. estate tax when you die unless you are entitled to the benefits of an estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

   Under the U.S. information reporting rules, when a shareholder receives dividends or proceeds of the sale of stock, the appropriate intermediary must report to the IRS and to the shareholder the amount of the dividends or sale proceeds. Some shareholders, including all corporations, are exempt from these rules.

   In addition, a nonexempt shareholder is required to provide the intermediary with certain identifying information. If this information is not supplied, or if the intermediary knows or has reason to know that it is not true, dividends or sale proceeds are subject to "backup withholding" at a rate which is currently 30%. Backup withholding is not an additional tax, and the shareholder may use the tax as a credit against the tax it otherwise owes, provided the required information is provided to the IRS.

   These rules apply to Non-U.S. Holders of shares as follows:

   . Dividends paid to you will be exempt from the usual information reporting rules if you are eligible for a reduced withholding rate under a tax treaty as discussed above. However, as described above, dividends paid to you may be reported to the IRS on Form 1042-S.

   . If you are not eligible for a tax treaty and do not provide information to the intermediary identifying yourself as a Non-U.S. Holder, in some cases you may be subject to backup withholding at a rate which is currently 30%.

   . Sale proceeds you receive on a sale of your shares through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN, without claiming treaty benefits, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                                 UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated as of the date of this prospectus supplement, Morgan Stanley & Co. Incorporated, as the underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, 3,302,914 shares of our common stock.

   The underwriter is offering our common stock subject to its acceptance of shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of specific legal matters by its counsel and to other conditions. The underwriter is obligated to purchase all of the shares of our common stock offered by this prospectus supplement if any such shares are purchased.

   The underwriter initially proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriter.

   We and our directors and executive officers have agreed that, without the prior written consent of the underwriter, and subject to the exceptions described below, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

   . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly (other than to us), any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

   . enter into any swap or other arrangement that transfers to another (other than to us), in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

   .   in our case:

      . the sale of the shares of our common stock to the underwriter pursuant to the underwriting agreement;

      .   the issuance by us of shares of our common stock:

         . upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement and disclosed in an SEC filing by us; or

         . pursuant to any employee or director benefit plan existing on the date of this prospectus supplement;

      . the granting by us of stock options, restricted stock or restricted stock units pursuant to any employee or director benefit plan existing on the date of this prospectus supplement; and

      . discussions that we may enter into in connection with the issuance of our common stock as consideration for the purchase of a business or assets, provided that we will not enter into, or announce our intention to enter into, any agreement to issue such common stock as consideration for any such purchase of a business or assets during the period ending 60 days after the date of this prospectus supplement, and will not consummate any such issuance during the period ending 90 days after the date of this prospectus supplement;

   .   in the case of each director and executive officer:

      . transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

      . dispositions of common stock by gift to members of the immediate family or to trusts established for the benefit of members of the immediate family of the director or executive officer, provided that any such person or trust agrees as a condition to receiving such gifts to be bound by the restrictions set forth in the preceding paragraph with respect to sales of such common stock during the 90-day period referred to above; and

      . exercises of options granted by us where common stock received upon any such exercises are held by such officer or director subject to the terms of the preceding paragraph; and

   . in the case of one director, transactions meeting the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for a sale "not 'on the basis of' material nonpublic information."

   Our common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange under the symbol "OLN."

   In order to facilitate the offering of our common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. The underwriter may also reclaim selling concessions allowed to a dealer for distributing our common stock in this offering, if the underwriter repurchases previously distributed common stock to cover its short positions or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

   We and the underwriter have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

   From time to time, the underwriter and its affiliates have provided, and may in the future provide, banking services to us.

   We will pay the total expenses (other than underwriting discounts and commissions) of this offering, which are estimated to be approximately $250,000.

                                 LEGAL MATTERS

   The validity of the shares of our common stock we are offering will be passed upon for us by Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with this offering will be passed upon for us by Cravath, Swaine & Moore, New York, New York, and Stuart N. Roth, Esq., in his capacity as our Deputy General Counsel. As of February 28, 2002, Mr. Roth owned 3,262 shares of our common stock and vested options for 33,990 shares of our common stock. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

   Our consolidated financial statements and schedules as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

   . our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 4, 2002;

   . our definitive proxy statement on Schedule 14A, filed with the SEC on March 5, 2002;

   .   our current report on Form 8-K, filed with the SEC on January 10, 2002;

   . the description of our Series A Participating Cumulative Preferred Stock contained in our registration statement on Form 8-A, filed with the SEC on February 21, 1996, and any amendments or reports filed for the purpose of updating that description; and

   . all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities that we may offer under this prospectus are sold.

   We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to Secretary, Olin Corporation, 501 Merritt 7, P.O. Box 4500, Norwalk, Connecticut 06856, telephone (203) 750-3000.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

PROSPECTUS

                               OLIN CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK
                                   WARRANTS

                               -----------------

   Olin Corporation intends to issue from time to time unsecured senior or subordinated debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock, common stock and warrants to purchase common stock, having an aggregate initial public offering price not to exceed $400,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units, on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

   Our common stock is listed on The New York, Chicago and Pacific Stock Exchanges under the symbol "OLN." If we decide to seek a listing of any debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock, common stock and warrants to purchase common stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing.

   The securities may be sold directly by us, or through agents designated from time to time, or through underwriters or dealers. If any of our agents, or any underwriters are involved in the sale of securities, the names of such agents or underwriters and any applicable fees, commissions or discounts and the net proceeds to us from such sale will be set forth in the applicable prospectus supplement. We may also issue the securities to one or more persons in exchange for our outstanding securities that were acquired by such persons from third parties in open market transactions or in privately negotiated transactions. The newly issued securities in such cases may be offered pursuant to this prospectus and the applicable prospectus supplement by such persons acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated or at fixed prices. Unless otherwise indicated in the applicable prospectus supplement, we will only receive outstanding securities and will not receive cash proceeds in connection with such exchanges or sales. See "Plan of Distribution."

   THIS PROSPECTUS MAY BE USED TO OFFER AND SELL SECURITIES ONLY IF ACCOMPANIED BY THE PROSPECTUS SUPPLEMENT FOR THOSE SECURITIES.

                               -----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 2001

   IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information..................  1
Incorporation of Certain Documents by
  Reference............................  1
Olin Corporation.......................  2
Use of Proceeds........................  2
Description of Debt Securities.........  2

                                        PAGE
                                        ----
Description of Capital Stock...........  12
Description of Securities Warrants.....  19
Plan of Distribution...................  20
Legal Matters..........................  21
Experts................................  21

                             AVAILABLE INFORMATION

   We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our filings with the SEC are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered hereby. For further information with respect to the securities and our business reference is made to such registration statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents.

  . our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 7, 2001;

  . our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 filed with the SEC on May 11, 2001, August 13, 2001 and November 13, 2001, respectively;

  .  our definitive proxy statement filed with the SEC on March 7, 2001;

  .  our current reports on Form 8-K, filed on December 3, 2001, and June 26,
     2001.

   All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after December 3, 2001 and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   This prospectus incorporates documents by reference containing important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus, other than certain exhibits to such documents. Copies of the indentures summarized below are also available upon request. Requests for such copies should be directed to Secretary, Olin Corporation, 501 Merritt 7, P.O. Box 4500, Norwalk, Connecticut 06856 (Telephone: (203) 750-3000).

                               OLIN CORPORATION

   Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Norwalk, Connecticut. It is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals and Winchester(R). Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Metals products include copper and copper alloy sheet, strip, welded tube and fabricated parts, and stainless steel strip. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges. Our common stock is listed and traded on The New York, Chicago and Pacific Stock Exchanges under the symbol "OLN."

                                USE OF PROCEEDS

   Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock repurchases, repayment of indebtedness and acquisitions.

                        DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the unsecured debt securities, which may either be senior securities or subordinated securities and collectively referred to as the debt securities, sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

   Senior securities were and may be issued under an indenture dated as of June 15, 1992, as supplemented, which we refer to as the Senior Indenture, between us and Chemical Bank, now known as JPMorgan Chase Bank. Subordinated securities may be issued under an indenture, which we refer to as the Subordinated Indenture, between us and a commercial bank to be selected, and collectively, the Senior Indenture and the Subordinated Indenture are referred to as the Indentures. Copies of the Indentures have been filed as exhibits to the registration statement filed with the Commission. JPMorgan Chase Bank will serve as trustee for series of senior securities and a commercial bank to be selected will serve as trustee for any series of subordinated securities which may be issued. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures including the definition therein of certain terms. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Senior Indenture or the Subordinated
Indenture, as applicable. In this description, references to "Olin," "us" and "we" mean Olin Corporation, alone and not together with any of its subsidiaries.

GENERAL

   The Indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. The debt securities may be issued in one or more series as may be authorized from time to time by us. You should read the applicable prospectus supplement for the following terms of the debt securities:

  . the type, total principal amount and authorized denominations of the debt securities;

  . the percentage of the principal amount at which such debt securities will be issued;

  .  the date or dates on which the debt securities will mature;

  . the rate or rates per year, which may be fixed or floating, at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

  .  the times at which any such interest will be payable;

  . the currency or currencies or units of two or more currencies in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies;

  . whether such debt securities are to be senior securities or subordinated securities;

  .  any redemption or sinking fund terms or certain other specific terms;

  . any event of default or covenant with respect to the debt securities of a particular series, if not set forth herein; and

  . any other terms of such series, which terms shall not be inconsistent with the provisions of the Subordinated Indenture or the Senior Indenture, as the case may be.

Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, will be payable and the debt securities will be transferable at the corporate trust office of the respective trustee, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as it appears in the respective debt securities register.

   The debt securities will be unsecured. Senior securities will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Subordinated securities will be subordinated to certain of our present and future superior indebtedness. See "--Subordination of Subordinated Securities" below.

   Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Special Federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable prospectus supplement.

   Debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

   Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the Indentures and the debt securities will not afford holders of debt securities protection in the event of a highly leveraged transaction involving us.

GLOBAL SECURITIES

   Any series of debt securities issued under the Indentures may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole:

  . by the depositary for such global security to a nominee of such depositary or

  . by a nominee of such depositary to such depositary or another nominee of such depositary or

  . by the depositary or any nominee to a successor depositary or any nominee of such successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, or the participants, or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture governing such debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

   Payments of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. Neither we, the trustee for such debt securities, any paying agent, nor the registrar for such debt securities will

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have any responsibility or liability for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

   If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

SUBORDINATION OF SUBORDINATED SECURITIES

   The payment of the principal of, premium, if any, and interest on the subordinated securities, including sinking fund payments, if any, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all of our superior indebtedness. Superior indebtedness is defined as:

  . the principal of, premium, if any, and accrued and unpaid interest on, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed,

  . our indebtedness for money borrowed, other than the subordinated securities,

  .  guarantees by us of indebtedness for money borrowed of any other person,

  . indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise,

  . our obligations under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction, or any similar interest rate or currency hedging transaction, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed,

  . our obligations under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on our balance sheet as a liability, and

  . modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee;

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unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the subordinated securities; provided, however, that superior indebtedness shall be deemed not to include
(1) any of our obligations to any subsidiary and (2) any of our other indebtedness, guarantees or obligations of the type set forth above which are subordinate or junior in ranking in any respect to any of our other indebtedness, guarantees or obligations.

   No payment by us on account of principal of, premium, if any, or interest on the subordinated securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any superior indebtedness shall have occurred and be continuing and, unless such default or event of default is the failure by us to pay principal or interest on any instrument constituting superior indebtedness, written notice thereof shall have been given to the trustee by us or to us and the trustee by the holders of at least 10% in principal amount of any kind or category of any superior indebtedness, or a representative or trustee on their behalf. We may resume payments on the subordinated securities, unless otherwise prohibited by the related indenture, if:

  .  such default is cured or waived or

  . unless such default is a failure by us to pay principal or interest on any superior indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings.

   In the event that any Subordinated Security is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable, or upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on all superior indebtedness must be paid in full before the holders of subordinated securities are entitled to receive or retain any payment, other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment which does not alter the rights of holders of superior indebtedness without such holders' consent. Subject to the payment in full of all superior indebtedness, the holders of the subordinated securities are to be subrogated to the rights of the holders of superior indebtedness to receive payments or distributions of our assets applicable to superior indebtedness until the subordinated securities are paid in full.

   By reason of such subordination, in the event of insolvency, our creditors who are holders of superior indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated securities.

   The Subordinated Indenture will not limit the amount of superior indebtedness or securities that may be issued by us or any of our subsidiaries.

CERTAIN COVENANTS WITH RESPECT TO SENIOR SECURITIES

   Limitations on Liens. (a) Neither we nor any Restricted Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, which we refer to as Debt, secured by a mortgage, lien, pledge or other encumbrance, which we refer to as Mortgages, upon any Principal Property or upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior securities, together with, if we so determine, any other indebtedness or obligation then existing or thereafter created, ranking equally with or prior to the senior securities, shall be secured equally and ratably with, or, at our option, prior to, such Debt so long as such Debt shall be so secured, except that this restriction will not apply to:

    (1) Mortgages existing on the date of the Senior Indenture;

    (2) Mortgages affecting property of a corporation existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with us or a Restricted Subsidiary;

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

    (3) Mortgages

       .  on property existing at the time of acquisition thereof, or

       .  to secure payment of all or part of the purchase price thereof, or

       . to secure Debt incurred prior to, at the time of or within 24 months after such acquisition for the purpose of financing all or part of the purchase price thereof, or

       .  assumed or incurred in connection with the acquisition of property;

    (4) Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose;

    (5) Mortgages in connection with non-recourse Debt;

    (6) Mortgages on current assets or other personal property, other than shares of stock or indebtedness of Subsidiaries, as defined below, to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time;

    (7) Mortgages which secure indebtedness owing by a Restricted Subsidiary to us or a Subsidiary;

    (8) Mortgages on property of any Restricted Subsidiary principally engaged in a financing or leasing business;

    (9) Mortgages incurred which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business; and

   (10) any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any Mortgage referred to in the foregoing or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not, with respect to Mortgages referred to in clauses (1) through (4) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced, plus improvements on such property.

   (b) Notwithstanding the above provisions, we and any one or more Restricted Subsidiaries may, without securing the senior securities, issue, assume or guarantee Debt secured by Mortgages which would not be permitted by the immediately preceding paragraph in an aggregate amount which, together with:

  . the aggregate principal amount of all of our other Debt and Debt of our Restricted Subsidiaries that would not be permitted under the immediately preceding paragraph and

  . the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under this covenant or the proceeds of which have been applied to the retirement of long-term indebtedness, does not at the time exceed 10% of Consolidated Net Tangible Assets.

   (c) For purposes of this covenant and the covenant described below under "--Sale and Lease-Back Transactions", the following are not considered Debt secured by a Mortgage:

  . the sale or other transfer of any interest in property of the character commonly referred to as a "production payment" and

  . Mortgages in favor of governmental bodies to secure advance, progress or other payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the property subject thereto to such Mortgage.

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   Limitation on Sale and Lease-Back Transactions.  (a) We will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, except for temporary leases for terms of not more than three years or between us or a Subsidiary and a Restricted Subsidiary, title to which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (such transaction, a "Sale and Lease-Back Transaction"), unless the proceeds of any such sale are at least equal to the fair value, as determined by our board of directors, of such property and either:

   (1) we or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the senior securities or

   (2) we apply an amount equal to the fair value of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of our long-term indebtedness which ranks prior to or on a par with the senior securities.

Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

   (b) Notwithstanding the provisions of the preceding paragraph (a), we or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction which would not be permitted under the immediately preceding paragraph if the amount of the Attributable Debt in respect of Sale and Lease-Back Transactions for such transaction, together with:

   (1) all of our Debt and Debt of our Restricted Subsidiaries secured by a Mortgage on Principal Property and not permitted under paragraph (a) of the covenant described under "--Limitations on Liens" and

   (2) all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, other than Sale and Lease-Back Transactions permitted because we would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the senior securities and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (2) of the immediately preceding paragraph (a), does not at the time exceed 10% of Consolidated Net Tangible Assets.

CERTAIN DEFINITIONS

   "Attributable Debt" means, as of any particular time, the present value, discounted at a rate per year equal to the weighted average of the interest rate(s) of the senior securities, or, in the case of Original Issue Discount debt securities, the Yields to Maturity, compounded semi-annually, of the obligation of a lessee for rental payments, not including amounts payable by the lessee for maintenance, property taxes and insurance, due during the remaining term of any lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

   "Consolidated Net Tangible Assets" means the total amount of assets after deducting therefrom:

  . all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and

  . unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on our latest audited consolidated financial statements at the time of the determination.

   "Principal Property" means any of our properties or plants or the properties or plants of any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which our board of directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entity.

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   "Restricted Subsidiary" means:

  . any Subsidiary which owns or leases, directly or indirectly, a Principal Property, and

  . any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Restricted Subsidiary;

except that a Restricted Subsidiary shall not include:

  . any Subsidiary engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company, or

  .  any Subsidiary:

    . which conducts substantially all of its business outside the United States or its territories and possessions or

    . the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States and its territories and possessions.

   "Subsidiary" means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by us.

EVENTS OF DEFAULT, NOTICE AND WAIVER

   The following events are defined in each indenture as "Events of Default" with respect to a series of debt securities issued under such indenture:

   (a) failure to pay interest or a sinking fund installment, if any, on such series for 30 days or to pay the principal of and premium, if any, on such series when due, whether at maturity, upon redemption, by declaration or otherwise;

   (b) failure to perform any other covenants in such indenture for 60 days after notice; and

   (c) certain events of bankruptcy, insolvency or reorganization.

   An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

   If an Event of Default described under (a) in the second preceding paragraph shall have occurred and is continuing with respect to any series of debt securities, unless the principal of all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount, or, if original issue discount securities, such portion of the principal amount as specified in such series of debt securities, of all debt securities of such series immediately due and payable.

   If an Event of Default described under (b) or (c) in the third preceding paragraph shall have occurred and is continuing, unless the principal amount of all the debt securities of all series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of all debt securities then outstanding may declare the principal amount, or, if any series are original issue discount securities, such portion of the principal amount as specified in such series, of all debt securities then outstanding immediately due and payable.

   Each of the Indentures provides that the trustee under such indenture shall, within 90 days after the occurrence of a default with respect to a series of debt securities under such indenture, give to the holders of the debt securities in such series notice of all uncured defaults with respect to such series known to it; provided, however, that, except in the case of default in the payment of principal of or premium, if any, or interest or the making of any sinking fund payment on any of the debt securities in such series, the trustee shall be protected in withholding such notice if it in good faith determines that it is in the interest of the holders of such series.

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   Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the Outstanding debt securities, as defined in the Indentures, of such series, or of all the Outstanding debt securities, as the case may be, except in each case a failure to pay principal of, premium, if any, or interest on such Debt Security.

MODIFICATION OF THE INDENTURES

   Each of the Indentures and the rights of holders of debt securities thereunder may be modified by us and the respective trustee with the consent of the holders of not less than 66 2/3% of the aggregate principal amount of all series of debt securities under such indenture then outstanding affected thereby, voting as one class; provided, however, that no such modification shall extend the fixed maturity of any debt securities, or reduce the principal amount thereof or any premium thereon or the amount of any sinking fund payment, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the percentage required for modification, without the consent of the holder of each Debt Security so affected.

   Each of the Indentures provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  .  evidence the assumption by a successor corporation of our obligations,

  .  add covenants for the protection of the holders of debt securities,

  . cure any ambiguity or correct any inconsistency in either of the Indentures,

  .  establish the form or terms of debt securities of any series,

  . modify or amend either of the Indentures to permit the qualification of indentures supplemental thereto, and

  . provide for the issuance under either of the Indentures of debt securities in coupon form exchangeable with debt securities issued under the Indentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

   Each of the Indentures provides that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any Person, as defined in each of the Indentures, unless:

  . the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, and

  . the successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE; COVENANT DEFEASANCE

   Each of the Indentures will be discharged upon cancellation of all the debt securities issued thereunder or, with certain limitations, upon deposit with the respective trustee of funds sufficient for the payment or redemption thereof.

   The Senior Indenture provides that we, at our option:

   (a) will be discharged from any and all obligations in respect of the senior securities of a series, except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust, or

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   (b) need not comply with certain restrictive covenants of such indenture, including those described under "--Certain Covenants With Respect To Senior Securities,"

in each case if we deposit, in trust with the trustee or the Defeasance Agent, as defined in the Senior Indenture, money or U.S. Government Obligations, as defined in the Senior Indenture, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, and interest and premium, if any, on, the senior securities of such series on the dates such payments are due in accordance with the terms of such senior securities. To exercise any such option, we are required to deliver to the trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that:

  . the deposit and related defeasance would not cause the holders of the senior securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) of this paragraph, such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service, and

  . if listed on any national securities exchange, such debt securities would not be delisted from such exchange as a result of the exercise of such option.

THE TRUSTEES

   We may maintain banking and other commercial relationships with the trustees and their affiliates in the ordinary course of business.

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                         DESCRIPTION OF CAPITAL STOCK

GENERAL

   Our authorized stock consists of 120,000,000 shares of common stock and 10,000,000 shares of preferred stock issuable in series. On November 30, 2001, there were approximately 43,440,223 shares of common stock and no shares of preferred stock outstanding. As of November 30, 2001, our board of directors had designated 250,000 shares of Series A Participating Cumulative Preferred Stock, or Series A preferred stock, of which no shares were outstanding. These shares were designated in connection with the adoption of the Olin rights agreement.

   The following statements with respect to our capital stock are subject to the detailed provisions of our Restated Articles of Incorporation, as amended, which we refer to as the Articles of Incorporation, and our bylaws as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles of Incorporation, bylaws and the rights agreement, dated as of February 27, 1996, between us and ChaseMellon Shareholder Services, L.L.C., which we refer to as the rights agreement, each of which has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2000.

PREFERRED STOCK

   The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of the preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating to such series of the preferred stock. The description set forth below is subject to and qualified in its entirety by reference to the Articles of Amendment to the Articles of Incorporation establishing a particular series of the preferred stock which will be filed with the Commission in connection with the offering of any series of preferred stock.

   General. Under the Articles of Incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in articles of amendment to the Articles of Incorporation providing for the issue thereof adopted by our board of directors or a duly authorized committee thereof. We may amend from time to time our Articles of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of common stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series.

   The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

  . the title and liquidation preference per share of such preferred stock and the number of shares offered;

  .  the price at which such preferred stock will be issued;

  . the dividend rate, or method of calculation of dividends, the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

  .  any redemption or sinking fund provisions of such preferred stock;

  .  any conversion provisions of such preferred stock; and

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  .  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions in the event of a liquidation with our outstanding preferred stock and each other series of the preferred stock.

   Dividend Rights. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefore, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating thereto. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

   If the prospectus supplement so provides, no full dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to any other series of preferred stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such other series of preferred stock for the then-current dividend payment period and, if such other preferred stock is cumulative, all other dividend payment periods terminating on or before the date of payment of such full dividends.

   If the prospectus supplement so provides, when dividends are not paid in full upon any series of the preferred stock and any other preferred stock ranking on a parity as to dividends with such series of the preferred stock, all dividends declared upon such series of the preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the preferred stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of the preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to the preferred stock as to dividends. If the prospectus supplement so provides, no common stock or any of our other stock ranking junior to or on a parity with such series of the preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for our stock ranking junior to such series of the preferred stock as to dividends and upon liquidation.

   The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

   Each series of preferred stock will be entitled to dividends as described in the prospectus supplement relating to such series, which may be based upon one or more methods of determination. Different series of the

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preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

   Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

   Redemption. A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

   The prospectus supplement relating to a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of such series of preferred stock which shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

   Conversion Rights. The prospectus supplement for any series of the preferred stock will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.

   Voting Rights. Except as indicated below or in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by applicable law, a holder of the preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event we issue shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of the preferred stock are entitled to vote.

   The affirmative vote or consent of the holders of a majority of the outstanding shares of any series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of the Articles of Incorporation, which changes any rights or preferences of such series of preferred stock.

   In addition to the foregoing voting rights, under Virginia law as now in effect, the holders of the preferred stock will have the voting rights set forth under "--General" above with respect to amendments to the Articles of Incorporation which would increase the number of authorized shares of our preferred stock.

   Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of the preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect members of our board of directors or to vote on any other matter.

RIGHTS PLAN

   We have adopted a shareholder rights plan pursuant to a rights agreement with ChaseMellon Shareholder Services L.L.C., as rights agent. The following description of the rights agreement is subject in its entirety to the

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terms and conditions of the Olin rights agreement. You should read the Olin rights agreement carefully. See "Incorporation of Certain Documents By
Reference."

   In 1996, our board of directors declared a dividend of one purchase right, or "right," for each outstanding share of our common stock. One right has also been issued with respect to each share of our common stock issued since the date of that dividend and rights will be issued in connection with shares of our common stock issued subsequently until the distribution date referred to below, and in certain circumstances, for shares of common stock issued after the distribution date. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us 1/1,000 of a share of Series A preferred stock at a price of $240 per 1/1,000 of a share of Series A preferred stock, subject to adjustment in certain circumstances. We refer to this price as the "purchase price." Our board of directors, at its option, can issue in substitution for the Series A preferred stock, common stock in an amount per share of Series A preferred stock equal to 1,000, subject to adjustment, if there are a sufficient number of shares of common stock authorized, but unissued. Until the distribution date referred to below occurs, the rights are attached to and do not trade separately from our common stock. The rights are not exercisable prior to a distribution date. Until a right is exercised, holding a right will not give the holder any rights as a shareholder, such as the right to vote or to receive dividends.

   Distribution Date. No right is exercisable prior to a distribution date. Under the rights agreement, the "distribution date" will occur upon the earlier of:

  . such time as we learn that a person or group, including any affiliate or associate of such person or group, has become the beneficial owner of more than 15% of our common stock then outstanding (such person or group being an "acquiring person"), unless provisions preventing accidental triggering of the rights apply, or

  . the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any person, other than us, our subsidiaries, our employee benefit plans or its subsidiaries, or any person holding shares of common stock for or pursuant to the terms of any such employee benefit plan, for shares of our outstanding common stock, if upon consummation of such tender or exchange offer such person could be the beneficial owner of more than 15% of the outstanding shares of our common stock.

   Triggering Event and Effect of a Triggering Event. In the event we are acquired in a merger or other business combination by an acquiring person or an associate or affiliate of an acquiring person that is not a publicly traded entity or 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an acquiring person or an associate or affiliate of an acquiring person that is not a publicly traded entity, each right will entitle its holder (subject to the next paragraph) to purchase, for the purchase price, at such holder's option,

   (1) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be us) which at the time of the transaction would have a book value of twice the purchase price,

   (2) that number of shares of such entity which at the time of the transaction would have a book value of twice the purchase price or

   (3) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

   Any rights that are at any time beneficially owned by an acquiring person (or any affiliate or associate of an acquiring person) will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right.


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   Exercise Price and Fractional Shares.  The purchase price payable upon exercise of the rights, and the number of shares of Series A preferred stock or other securities issuable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution. We may, but are not required to, issue fractional shares of Series A preferred stock upon exercise of the rights or distribute certificates that evidence fractional shares of Series A preferred stock. Instead of issuing fractional shares of Series A preferred stock, we may elect to:

  .  use a depository arrangement or

  . in the case of a fraction of one share of Series A preferred stock, other than 1/1,000 of a share of Series A preferred stock or any integral multiple thereof, pay an amount in cash equal to the same fraction of the closing market price of one share of Series A preferred stock on the last trading day prior to the date of exercise.

   Expiration Date and Redemption. The rights expire on February 27, 2006, which we refer to as the expiration date, unless our board of directors redeem the rights before that time.

   The redemption price is $.01 per right, subject to adjustment. At any time prior to the earlier of (1) such time as a person or group becomes an acquiring person and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price, in cash or common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   Amendments. At any time prior to a distribution date, we may amend the rights agreement without the approval of any holders of rights, but no supplement or amendment to the rights agreement can be made which reduces the redemption price, except as required by the rights agreement, or provides for an earlier expiration date. From and after the distribution date, we may amend the rights agreement without the approval of any holders of rights to:

  . cure any ambiguity or to correct or supplement any provision contained in the rights agreement which might be defective or inconsistent with any other provision of the rights agreement or

  . make any other provisions in regard to matters or questions arising under the rights agreement which we might find necessary or desirable and will not adversely affect the interests of the holders of rights, other than those of an acquiring person or an affiliate or associate of an acquiring person.

   Purpose and Effect of Rights. The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent shareholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders. The rights should not interfere with any merger or other business combination approved by our board of directors since we can redeem the rights as described above.

   Series A Preferred Stock. In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of 250,000 shares of preferred stock as Series A Participating Cumulative Preferred Stock.

   Shares of our Series A preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A preferred stock:

  .  is nonredeemable;

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  .  will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of common stock;

  . in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $0.01 per share or 1,000 times the payment made per share of common stock;

  . will have 1,000 votes and, except as otherwise provided by applicable law, will vote, voting together with the common stock and any other capital stock with general voting rights; and

  . in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

   The rights of our Series A preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

VIRGINIA LAW AND CERTAIN OTHER PROVISIONS

   Antitakeover Statutes. We have opted out of the Virginia anti-takeover law regulating "control share acquisitions." Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation's voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

   Under the Virginia anti-takeover law regulating "affiliated transactions," material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

   Shareholder Action by Written Consent. Virginia law generally requires shareholder action to be taken only at a meeting of shareholders and permits shareholders to act only by written consent with the unanimous consent of all shareholders.

COMMON STOCK

   Holders of common stock are entitled to dividends as declared by our board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of our business, holders of common stock are entitled to

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receive pro rata all our remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all our debts and liabilities.

   The transfer agent and registrar for the common stock is JPMorgan Chase Bank.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

   Our board of directors consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of directors may not exceed 18. Special meetings of shareholders may be called only by our board of directors, designated officers or the holders of a majority of the shares entitled to vote at the special meeting. Directors may be removed only with cause, and vacancies on our board of directors, including any vacancy created by an increase in the number of directors, may be filled only by our board of directors unless the vacancy is to be filled at an annual meeting of shareholders. The bylaws require that advance notice of nominees for election as directors to be made by a shareholder or shareholder proposals be given to our corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders. The provisions of the Articles of Incorporation and bylaws described above may, in certain circumstances, make more difficult or discourage a takeover of our business.

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                      DESCRIPTION OF SECURITIES WARRANTS

   We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement, or a Securities Warrant Agreement, to be entered into between us and a bank or trust company, as warrant agent, or the Securities Warrant Agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The Securities Warrant Agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

   Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of such warrants, including, where applicable:

  . the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  . the designation, number of shares, stated value and terms, including, without limitation, liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

  . the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  . the date on which the right to exercise such warrants shall commence and the date on which such right shall expire, or the Expiration Date;

  .  United States Federal income tax consequences applicable to such warrants;
     and

  .  any other terms of such warrants.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

   Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the Expiration Date, or such later date to which such Expiration Date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

   Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of such warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

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                             PLAN OF DISTRIBUTION

   We may sell the securities in any of three ways:

  .  through underwriters or dealers;

  .  directly to one or a limited number of institutional purchasers; or

  .  through agents.

The prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the price of the securities and the net proceeds to us from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

   If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or agents to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If a dealer is utilized in the sale of any securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

   Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

   Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

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                                 LEGAL MATTERS

   The validity of the issuance of the securities offered hereby will be passed upon for us by Johnnie M. Jackson, Jr., Esq., Vice President, General Counsel and Secretary of the Company. Cravath, Swaine & Moore, New York, may also act as counsel for us and in certain cases may represent the underwriters of any securities. Mr. Jackson and Cravath, Swaine & Moore may rely as to matters of Virginia law upon the opinion of Hunton & Williams, Richmond, Virginia. Each of Hunton & Williams and Cravath, Swaine & Moore has in the past represented and continues to represent us in other matters on a regular basis.

                                    EXPERTS

   Our consolidated financial statements and schedules as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 incorporated by reference herein have been incorporated herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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